Exhibit  99.1

Pep Boys Takes Initial Steps in Long Term Strategic Plan

 - Reports Q3 Results; Comparable Service Center Revenue up 4.5% -

PHILADELPHIA – November 27, 2007 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, today announced its long-term strategic plan and the first actions taken as part of this new strategy.

The cornerstones of Pep Boys’ five-year plan are to refocus on core automotive merchandise, to optimize the Company’s square footage productivity and add incremental service bay density through a “hub and spoke” growth model.  The Company believes that these initiatives will drive robust revenue and profit growth in each of its lines of business – retail (DIY and commercial) and service centers (labor plus installed merchandise and tires).  The principal elements of Pep Boys’ long-term strategic plan will be communicated in greater detail by Jeff Rachor, President & CEO, on tomorrow’s third quarter earnings call and in the accompanying slide presentation.

As part of Pep Boys’ plan to refocus on core automotive merchandise, the Company will reallocate a larger portion of its inventory investment to core automotive merchandise, including additional tire inventory, a broader parts assortment and more car customization accessories.  To rebalance the Company’s inventory, an aggressive mark down and sell-through program has been launched certain non-core and unproductive merchandise.

To further improve both top and bottom line performance, the Company is piloting several business development projects aimed at higher return utilization of the excess sales floor capacity present in our existing Supercenters.

Pep Boys’ growth strategy is centered around a “hub and spoke” model, which calls for adding smaller neighborhood service shops to our existing Supercenter store base in order to further leverage our existing inventories, distribution network, operations infrastructure and advertising spend.  The Company expects to add these new service facilities both through organic growth and opportunistic local acquisitions.

In order to support the investment needed for Pep Boys’ revitalization, the Company has moved forward with a sale leaseback process for certain existing owned real estate.  The first, previously-announced sale leaseback transaction has been completed on 34 stores for gross proceeds of $166.2 million.  In addition, the Company today closed 31 low-return stores (approximately 5% of the store count) located in ancillary markets and locales with changed shopping patterns.  The store closures will result in a reduction of approximately 550 store employees (approximately 3% of total employees).

President and CEO Jeff Rachor commented, “Since joining Pep Boys, I have spoken about the need for transformational change in our business model and a long-term strategic plan.  Today is the first of several difficult, but essential steps that we will take towards revitalizing the Pep Boys brand and returning to dominance in the automotive aftermarket, an industry pioneered by our founders, Manny, Moe & Jack.

We are confident that these decisions will serve as the foundation for Pep Boys’ long-term growth and increased shareholder value.

This is an important day for Pep Boys as we commit ourselves to becoming the largest and most profitable service and tire provider in the United States and rededicate ourselves to our DIY customers with a focused aftermarket retail offering.  Our customers, associates and shareholders are all eager for Pep Boys to grow this business and re-establish our leading position in this industry.  I look forward to further discussing our long-term strategic plan on our call tomorrow.”

Third Quarter Results

The Company also announced the following results for the thirteen weeks (third quarter) ended November 3, 2007.

Operating Results

Third Quarter

Sales

Sales for the thirteen weeks ended November 3, 2007 were $535,376,000 as compared to the $550,849,000 for the thirteen weeks ended October 28, 2006.  Comparable Sales decreased 2.9%, including a 4.1% comparable merchandise sales decrease and a 2.6% comparable service revenue increase.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales.  Recategorizing Sales into the respective lines of business from which they are generated, comparable Retail Sales (DIY and Commercial) decreased 8.1% and comparable Service Center Revenue (labor plus installed merchandise and tires) increased 4.5%.

Earnings

Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle increased to $21,650,000 ($0.42 per share - basic and diluted) from $10,713,000 ($0.20 per share - basic and diluted).

Nine Months

Sales

Sales for the nine months ended November 3, 2007 were $1,640,278,000 as compared to the $1,686,015,000 recorded last year.  Comparable Sales decreased 2.9%, including a 4.1% comparable merchandise sales decrease and a 2.6% comparable service revenue increase.   Recategorizing Sales (see above), comparable Retail Sales decreased 7.3% and comparable Service Center Revenue increased 3.4%.

Earnings

Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle increased to $14,234,000 ($0.27 per share - basic and diluted) from $10,110,000 ($0.19 per share - basic and diluted).

Commentary

CFO Harry Yanowitz commented, “We were pleased with the continuing improvement of our service center business which yielded a 4.5% comparable service center revenue increase and underlying gross profit margin improvement, despite the prevailing difficult macroeconomic environment.  Our cost reduction initiatives also continue to be a highlight, supporting improved overall operating performance.

As we work through our inventory transition, we expect continued pressure on our retail business, resulting in reduced sales and gross profit margins as we sell down our non-core merchandise through Q4 and into the first half of 2008.

The costs associated with the initial steps in our long-term strategic plan will impact both the third and fourth quarters.  Including the $38.3 million in pre-tax charges noted below ($0.50 per share, after tax), our Q3 Operating Loss increased from $1.3 million in 2006 to $28.5 million in 2007.  Our 2007 Q3 Operating Loss includes (i) a $32.8 million inventory write down, (ii) $3.1 million for executive severance, (iii) $6.2 million for legal settlements and reserves and (iv) a $3.8 million benefit from a company-owned life insurance policy on a former executive.  Our 2006 Q3 Operating Loss included a $4.6 million legal settlement.  In Q4 2007, we expect to take an additional pre-tax charge of approximately $17.0 million related to the store closures completed today ($0.22 per share, after tax).

Over the next 12 months, we expect that the inventory rebalancing and the store portfolio reduction will generate working capital proceeds of approximately $65 million.  We expect to utilize this working capital together with the proceeds generated from our sale leaseback transactions, the first of which closed today for $166.2 million, to reduce indebtedness and grow the business.”

Store Closures

The following is a complete list of stores (by state) that have been closed. Five hundred and sixty-one of our stores remain open and operating.

ARIZONA	1	Flagstaff
CALIFORNIA	3	Santa Ana, Santa Barbara, Santa Maria
COLORADO	1	East Evans (Denver)
CONNECTICUT	1	Meriden
GEORGIA	3	Douglasville, South Dekalb (Decatur), Stone Mt.
ILLINOIS	1	Rockford
INDIANA	2	Mishawaka, South Bend
KANSAS	2	Kellogg (Wichita), Kellogg West (Wichita)
LOUISIANA	2	Elmwood (Jefferson), Shreveport
MASSACHUSETTS	1	West Springfield
MICHIGAN	2	Redford, SW 28th Street (Wyoming)
NORTH CAROLINA	2	Albemarle Road (Charlotte), Greensboro
OHIO	2	Kettering, West Broad (Columbus)
OKLAHOMA	1	Midwest City
RHODE ISLAND	1	East Providence
TEXAS	6	Carrollton, Desoto (Lancaster), Fox Plaza (El Paso),
		Grand Prairie, Jensen Sq. (Houston),
		WW White (San Antonio)

Pep Boys has over 560 stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’ expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’ actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’ stores, competitive pricing, the location and number of competitors’stores, product and labor costs and the additional factors described in the Company’ filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’ quarterly conference calls discussing its results and related matters.  The call for the third quarter will be broadcast live on Wednesday, November 28 at 8:30 a.m. ET over the Internet at Broadcast Networks’Vcall Web site, located at http://www.investorcalendar.com.  To listen to the call live, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Supplemental financial information will be available the morning of November 28 on Pep Boys’Web site at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588

Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	November 3, 2007	October 28, 2006

Total Revenues	$535,376,000	$550,849,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(21,650,000)	$(10,713,000)

Basic and Diluted Loss Per Share:
Average Shares	51,844,000	54,313,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(0.42)	$(0.20)

Thirty-nine weeks ended	November 3, 2007	October 28, 2006

Total Revenues	$1,640,278,000	$1,686,015,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(14,234,000)	$(10,110,000)

Basic and Diluted Loss Per Share:
Average Shares	52,206,000	54,264,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(0.27)	$(0.19)